Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Comments on Salmanson and Morales Announcement

Corona, California (February 26, 2008) – Vineyard National Bancorp (NASDAQ:VNBC) (the “company”) and its subsidiaries, today confirmed that it has received notice that Jon Salmanson and Norman Morales are soliciting the written consents of the holders of common stock of the company to take action without a shareholders’ meeting to amend the company’s Bylaws.  The company’s board of directors intends to meet on Wednesday, February 27, 2008, to review the solicitation of Mssrs. Salmanson and Morales and to gather additional information relevant to the company’s shareholders decision whether to consent to the actions proposed in the solicitation of Mssrs. Salmanson and Morales.

About Vineyard National Bancorp

The company is a $2.5 billion financial holding company headquartered in Corona and the parent company of Vineyard Bank, N.A. (“Vineyard”), 1031 Exchange Advantage Inc., and 1031 Funding & Reverse Corp (collectively, “the exchange companies”). Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and three regional financial centers in the counties of Los Angeles, Marin, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif.  The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.  For additional information on the exchange companies visit www.1031exchangeadvantage.com.